Exhibit 10.8
(Directors)
DUOYUAN PRINTING, INC.
2009 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT
Duoyuan Printing, Inc., a Wyoming corporation (the “Company”), hereby grants restricted stock units relating to its shares of common stock, $0.001 par value (the “Stock”), to the individual named below as the Grantee, subject to the vesting conditions set forth in the attachment. Additional terms and conditions of the grant are set forth in this cover sheet, in the attachment and in the Company’s 2009 Omnibus Incentive Plan (the “Plan”).
Grant Date: _____________ ___, 200__

Name of Grantee:	State of Residence:
Grantee’s Social Security Number: ___-___-___
Number of Restricted Stock Units (RSUs) Covered by Grant:
Vesting Start Date:
Vesting Schedule:

Number of RSUs that vest, as
a fraction of the number of
Vesting Date	RSUs granted
[The 1 year anniversary of the Vesting Start Date	1/4
The 2 year anniversary of the Vesting Start Date	1/4
The 3 year anniversary of the Vesting Start Date	1/4
The 4 year anniversary of the Vesting Start Date	1/4]
     By signing this cover sheet, you agree to all of the terms and conditions described in this Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent with the Plan. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Grantee:

(Signature)

Company:

(Signature)

Title:

Attachment
This is not a stock certificate or a negotiable instrument.

DUOYUAN PRINTING, INC.
2009 OMNIBUS INCENTIVE PLAN
RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Transferability	This grant is an award of stock units in the number of units set forth on the cover sheet, subject to the vesting conditions described below (“Restricted Stock Units”). Your Restricted Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Restricted Stock Units be made subject to execution, attachment or similar process.

Definitions	Capitalized terms not defined in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

Vesting	Your Restricted Stock Unit grant vests as to the number of Stock Units indicated in the vesting schedule on the cover sheet, on the Vesting Dates shown on the cover sheet, provided you are in Service on the Vesting Date and meet the applicable vesting requirements set forth on the cover sheet. No additional Stock Units will vest after your Service has terminated for any reason.

Delivery of Shares	Delivery of vested shares of Stock will be made within three (3) days of the applicable anniversary of the Vesting Date; provided, that, if such Vesting Date occurs during a period in which you are (i) subject to a lock-up agreement restricting your ability to sell Stock in the open market or (ii) are restricted from selling Stock in the open market because a trading window is not available, delivery of such vested shares will be delayed until the date immediately following the expiration of the lock-up agreement or the opening of a trading window but in no event beyond 2 1/2 months after the end of the calendar year in which the shares would have been otherwise delivered; and provided further that you have been continuously in Service to the Company or a Subsidiary from the Grant Date until the Vesting Date. The resulting aggregate number of vested shares of Stock will be rounded to the nearest whole number, and you cannot vest in more than the number of shares covered by this grant..

Forfeiture of Unvested Units	In the event that your Service terminates for any reason, you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Death	If your Service terminates because of your death, then you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Disability	If your Service terminates because of your Disability, then you will forfeit to the Company all of the Restricted Stock Units that have not yet vested or with respect to which all applicable restrictions and conditions have not lapsed.

Corporate Transaction	Notwithstanding the vesting schedule set forth above, upon the consummation of a Corporate Transaction, this award will become 100% vested if it is not assumed, or equivalent awards are not substituted for the award, by the Company or its successor. Notwithstanding any other provision in this Agreement, if assumed or substituted for, the award will expire one year after the date of termination of Service.

Retention Rights	This Agreement does not give you the right to be retained by the Company (or any Affiliates) in any capacity. The Company (and any Affiliate) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights	You do not have any of the rights of a shareholder with respect to the Restricted Stock Units unless and until the Stock relating to the Restricted Stock Units has been transferred to you. In the event of a cash dividend on outstanding Stock, you will be entitled to receive a cash payment for each Restricted Stock Unit. The Company may in its sole discretion require that dividends will be reinvested in additional stock units at Fair Market Value on the dividend payment date, subject to vesting and delivered at the same time as the Restricted Stock Unit.

Forfeiture of Rights	If you should take actions in competition with the Company, the Company shall have the right to cause a forfeiture of your unvested Restricted Stock Units, and with respect to those shares of Restricted Stock Units vesting during the period commencing twelve (12) months prior to your termination of Service with the Company due to taking actions in competition with the Company, the right to cause a forfeiture of those vested shares of Stock.

Unless otherwise specified in an agreement between the Company and you, you take actions in competition with the Company if you directly or indirectly, own, manage, operate, join or control, or participate in the ownership, management, operation or control of, or are a proprietor, director, officer, stockholder, member, partner or an employee or agent of, or a consultant to any business, firm, corporation, partnership or other entity which competes with any business in which the Company or any of its Affiliates is engaged during your relationship with the Company or its Affiliates or at the time of your termination of Service.

If it is ever determined by the Board that your actions have constituted wrongdoing that contributed to any material misstatement or omission from any report or statement filed by the Company with the U.S. Securities and Exchange Commission, gross misconduct, breach of fiduciary duty to the Company, or fraud, then the Restricted Stock Units shall be immediately forfeited; provided, however, that if the Restricted Stock Units has vested within two years prior to the Board of Directors determination, you shall be required to pay to the Company an amount equal to the aggregate value of the shares acquired upon such vesting at the date of the Board determination.

Adjustments	In the event of a stock split, a stock dividend or a similar change in the Stock, the number of Restricted Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law	This Agreement will be interpreted and enforced under the laws of the state of Wyoming, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Data Privacy	In order to administer the Plan, the Company may process personal data about you. Such data includes, but is not limited to the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about you such as home address and business addresses and other contact information, payroll information and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan.

By accepting these Restricted Stock Units, you give explicit consent to the Company to process any such personal data.

You also give explicit consent to the Company to transfer any such personal data outside the country in which you work, including, with respect to non-U.S. resident grantees, to the United States, to transferees who shall include the Company and other persons who are designated by the Company to administer the Plan.

Consent to Electronic Delivery	The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact [ ] at [ ] to request paper copies of these documents.

Electronic Signature	All references to signatures and delivery of documents in this Agreement can be satisfied by procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents, including this Agreement. Your electronic signature is the same as, and shall have the same force and effect as, your manual signature. Any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

The Plan	The text of the Plan is incorporated in this Agreement by reference.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Restricted Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded.
     By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.